EXHIBIT 99.1

Cheniere Energy, Inc. Reports 4th Quarter and 2004 Results

    HOUSTON--(BUSINESS WIRE)--March 10, 2005--Cheniere Energy, Inc. (AMEX:LNG) reported a net loss of $9.8 million, or $0.46 per share (basic and diluted), for the fourth quarter of 2004 compared with a net loss of $4.4 million, or $0.27 per share (basic and diluted), a year earlier. The major factors contributing to the fourth quarter net loss in 2004 were: general and administrative expenses of $5.4 million, LNG receiving terminal development expenses of $3.8 million and our equity share of the loss in Freeport Development LNG, L.P. ("Freeport LNG") of $1.4 million.
    Financial results for the year ended December 31, 2004 reflect a net loss of $24.6 million, or $1.26 per share (basic and diluted), compared to a net loss of $5.3 million, or $0.36 per share (basic and diluted), in 2003. The major factors contributing to the net loss for 2004 were: LNG receiving terminal development expenses of $17.2 million (which were partially offset by a $2.9 million minority interest in the operations of Corpus Christi LNG, L.P.), and other general and administrative expenses of $12.5 million. These factors were partially offset by a $2.5 million reimbursement from our limited partnership investment in Freeport LNG.
    Cheniere's working capital at December 31, 2004 was $305.8 million, primarily resulting from net proceeds of $285.9 million received from a public offering of 5 million shares of Cheniere common stock in December 2004 and the receipt of $22 million in advance reservation capacity fees related to our Sabine Pass LNG receiving terminal during the fourth quarter of 2004.
    Cheniere Energy, Inc. is a Houston-based energy company engaged in developing LNG Receiving Terminals and Gulf of Mexico Exploration & Production. Cheniere is developing 100% owned Gulf Coast LNG Receiving Terminals near Sabine Pass in Cameron Parish, La.; near Corpus Christi, Texas; and near the Creole Trail in Cameron Parish, La. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG Receiving Terminal in Freeport, Texas. Cheniere explores for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P., which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its Web site at www.Cheniere.com.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    (Financial table follows)

                        Cheniere Energy, Inc.
                    Selected Financial Information
                            (in thousands)

                                (Unaudited)
                            Three Months Ended        Year Ended
                                December 31,          December 31,
                          ----------------------- --------------------
                              2004        2003       2004       2003
                          ----------- ----------- ---------- ---------
Revenues                        $866        $291     $1,998      $658
                          ----------- ----------- ---------- ---------
Operating Costs and
 Expenses
  LNG Terminal Development
   Expenses                    3,752       3,344     17,166     6,705
  Production Costs                88           -        117         -
  Depreciation, Depletion
   and Amortization              692         178      1,324       429
  General and
   Administrative Expenses     5,369         814     12,476     2,542
                          ----------- ----------- ---------- ---------
     Total Operating Costs
      and Expenses             9,901       4,336     31,083     9,676
                          ----------- ----------- ---------- ---------
Loss from Operations          (9,035)     (4,045)   (29,085)   (9,018)

Equity in Net Loss of
 Limited Partnership          (1,431)     (1,816)    (1,346)   (4,471)
Gain on Sale of LNG Assets         -           -          -     4,760
Gain on Sale of Limited
 Partnership Interest              -           -          -       423
Reimbursement from Limited
 Partnership Investment            -           -      2,500         -
Interest and Other Income        453           1        501         3
Minority Interest                212       1,462      2,862     3,015
                          ----------- ----------- ---------- ---------
Net Loss                     $(9,801)    $(4,398)  $(24,568)  $(5,288)
                          =========== =========== ========== =========

Net Loss Per Share - Basic
 and Diluted                  $(0.46)     $(0.27)    $(1.26)   $(0.36)
                          =========== =========== ========== =========
Weighted Average Shares
 Outstanding - Basic and
 Diluted                      21,470      16,101     19,447    14,772
                          =========== =========== ========== =========


                          12/31/2004  12/31/2003
                          ----------- -----------
Cash and Cash Equivalents   $308,443      $1,258
Other Current Assets           2,838       3,229
Oil and Gas Properties,
 net, full cost method        19,056      19,135
Other Assets                   3,230         969
                          ----------- -----------
Total Assets                $333,567     $24,591
                          =========== ===========

Current Liabilities           $5,529      $4,332
Deferred Revenue              23,000       1,000
Other Liabilities and
 Minority Interest               437         120
Stockholders' Equity         304,601      19,139
                          ----------- -----------
Total Liabilities and
 Stockholders' Equity       $333,567     $24,591
                          =========== ===========

    CONTACT: Cheniere Energy, Inc., Houston
             Suzanne McLeod, 713-265-0208
             Info@Cheniere.com